Exhibit 11.1 — Computation of Earnings Per Common Share.

(In thousands, except per share amounts)

	Three Months Ended		Nine months Ended
	December 31,		December 31,

	2000	1999	2000	1999

Basic Computation:

Net income (loss)	$143	$608	$(7,882)	$(559)

Pro forma net income	$3,709	$608	$10,303	$1,413

Weighted average shares outstanding	21,552	17,123	21,359	15,859

Net income (loss) per common share	$0.01	$0.04	$(0.37)	$(0.04)

Pro forma net income per common share	$0.17	$0.04	$0.48	$0.09

Diluted computation:

Weighted average shares outstanding – basic	21,552	17,123	21,359	15,859

Additional shares – options	1,938	1,843	1,782	1,416

Additional shares – warrants	359	642	358	598

Weighted average shares outstanding – diluted	23,849	19,608	23,499	17,873

Net income (loss) per common share	$0.01	$0.03	$(0.37)	$(0.04)

Pro forma net income per common share	$0.16	$0.03	$0.44	$0.08

Pro forma costs:

Acquisition and related costs	$185	$—	$775	$1,972

Write-off of in-process R&D	—	—	10,400	—

Amortization of intangibles related to acquisition and other	3,381	—	7,010	—

Total	$3,566	$—	$18,185	$1,972